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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                        Diluted Earnings per Common Share






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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          SIX MONTHS ENDED                          THREE MONTHS ENDED
                                                              JUNE 30,                                   JUNE 30,
                                                     2000                   1999                 2000                  1999
                                              ------------------     -----------------    ------------------    ------------------
Net Loss                                           $ (8,736)              $   (5,821)             $ (4,974)            $  (2,789)
Deduct:
Accretion, discount and dividends on
       preferred stock                                1,048                      246                   508                   122
                                                    -------                  -------                -------             --------

Net loss for common shareholders                   $ (9,784)              $   (6,067)             $ (5,482)           $   (2,911)
                                                   ========                  =======                =======             ========
Weighted average number
       of common shares outstanding                  30,992                   11,829                31,418                11,905
                                                   ========                  =======                =======              =======
Basic Loss Per Share                               $  (0.31)               $   (0.51)              $ (0.17)            $   (0.24)
                                                   ========                  =======                 ======              =======


Net Loss for diluted loss
       per share computation                       $ (8,736)               $  (5,821)             $ (4,974)            $  (2,789)
                                                   ========                  =======                =======              =======

Weighted average number
       of common shares outstanding                  30,992                   11,829                31,418                11,905

Common share equivalent applicable to:
       Series A convertible preferred stock              40                       40                    40                    40
       Series D convertible preferred stock               0                    1,863                     0                 2,071
       Series A warrants                                  0                       15                     0                    15
       Series D warrants                                  0                      202                     0                   202
       Other warrants                                 5,403                       62                 6,270                    62
       Stock options                                    104                      316                   172                   351

Less common stock acquired with net proceeds         (2,079)                  (1,453)               (2,809)               (1,559)

Weighted average number of common shares
and common share equivalents used to compute          -----                   ------                 ------                ------
diluted loss per share                               34,460                   12,874                 35,091                13,087
                                                   ========                 ========                 ======               =======
Diluted loss per share                             $  (0.25)               $   (0.45)              $ (0.14)            $   (0.21)
                                                   ========                  =======                 ======              =======